Exhibit 99.2

Thursday July 22, 9:21 a.m. ET

RETRACTABLE TECHNOLOGIES, INC. REPORTS PROCEEDS FROM BECTON DICKINSON LITIGATION SETTLEMENT

LITTLE ELM, Texas, July 22, 2004—Retractable Technologies, Inc. (AMEX: RVP) announced today that it has received approximately $65.1 million on a pre-tax basis from the $100 million cash settlement of its federal antitrust lawsuit against Becton Dickinson and Company, Inc. (BD), which it reached on July 2, 2004.

The $65.1 million is net of attorney fees and expenses estimated not to exceed $31.5 million and approximately $3.4 million to be paid to Thomas J. Shaw, president and CEO, under a Covenant Not to Sue. State and federal taxes are estimated to be $12.2 million, resulting in net income of $53.4 million.

In addition, the company incurred approximately $1.5 million in lawsuit-related expenses in 2004, principally legal fees paid to special counsel. The Company expensed $0.4 million and $1.1 million in the first and second quarters of 2004, respectively. There are no other outstanding material expenses related to this litigation.

The Company expects the net settlement proceeds of $53.4 million to increase basic earnings per share by $2.40, or $2.00 on a diluted basis.

Retractable Technologies, Inc. manufactures and markets VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device, a feature that is designed to prevent reuse. VanishPoint® safety needle devices are distributed by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the Company’s current views with respect to future events. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, the Company cannot assure you that such expectations will materialize. The Company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand; the Company’s ability to quickly increase its production capacity in the event of a dramatic increase in demand; the Company’s ability to access the market; the Company’s ability to decrease production costs; the Company’s ability to continue to finance research and development as well as operations and expansion of production; the increased interest of other syringe marketers in providing safety needle devices to their customers; and other risks and uncertainties that are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010

rtifinancial@vanishpoint.com

Media Contact:

Phillip L. Zweig

Communications Director

(212) 490-0811 or (214) 912-7415 (cell)

plzweig@aol.com